EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 2, 2013 except with respect to the discontinued operations related to the Oman operations described in Note 5 to the financial statements, as to which the date is January 28, 2014, relating to the financial statements, which appears in Harvest Natural Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Houston, Texas

May 16, 2014